Bloom Energy to Webcast 2020 Annual Meeting of Stockholders

SAN JOSE, Calif., (April 9, 2020) – Bloom Energy (NYSE: BE) will hold its Annual Meeting of Stockholders ("Annual Meeting") on Tuesday, May 12, 2020 at 9:00 a.m. Pacific Time. Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and directors, this year’s Annual Meeting has been changed to a virtual format only.

The meeting will be webcast to the public and can be accessed at: www.virtualshareholdermeeting.com/BE2020. To participate, you will enter the 16-digit control included in our notice of Internet availability of the proxy materials on your proxy card or in the instructions that accompanied your proxy materials. A replay of the webcast will be available on the Company's Investor Relations website (https://investor.bloomenergy.com) under "Events & Presentations."

As described in the proxy materials for the Annual Meeting previously distributed, you are entitled to participate in the Annual Meeting if you were a stockholder of record at the close of business on March 16, 2020, the record date. We have designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation.

For additional information regarding how stockholders may access, vote and participate in the virtual Annual Meeting, please refer to the Company’s supplemental proxy materials filed with the U.S. Securities and Exchange Commission on April 9, 2020 and available on our website at www.investor.bloomenergy.com.

About Bloom Energy
Bloom Energy’s mission is to make clean, reliable energy affordable for everyone in the world. The company’s product, the Bloom Energy Server, delivers highly reliable and resilient, always-on electric power that is clean, cost-effective, and ideal for microgrid applications. Bloom’s customers include many Fortune 100 companies and leaders in manufacturing, data centers, healthcare, retail, higher education, utilities, and other industries. For more information, visit www.bloomenergy.com

Investor Relations Contact:

Mark Mesler
Bloom Energy
T: 408.543.1743
Mark.Mesler@bloomenergy.com

Media Contact:

Justin Saia
Bloom Energy
T: 408.543.1566
Justin.Saia@bloomenergy.com